CONSENT OF CERTIFIED PUBLIC ACCOUNTANT

I hereby consent to the use, in the Forms 10-QSB/A Quarterly Reports, of Artfest International

Corporation for the periods ended March 31, June 30, and September 30, 2006, of my reports dated March 23, 2007 for the periods ended and as at March 31, June 30, and September 31,

2006 relating to the financial statements, and notes, of Artfest International Corporattion, which appear in said quarterly reports or are referenced in subsequent reports of said company.

/s/ Thomas Bauman, C.P.A.

Huntington Station, New York

March 27, 2007